Exhibit 2.1

SHARE PURCHASE AGREEMENT

This share purchase agreement (this “Agreement”), dated as of July 20, 2018, is entered into by and among (i) Sangamo Therapeutics, Inc., a company incorporated in the State of Delaware, whose head office is located at 501 Canal Blvd, Richmond, CA 94804, U.S.A. (the “Purchaser”) and (ii) the persons listed in Exhibit A (hereafter collectively referred to as the “Sellers” and individually as a “Seller”).

The Purchaser and the Sellers are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

Capitalized terms used in this Agreement and not defined elsewhere in this Agreement are defined in Article 1.1 below.

WHEREAS:

(A) TxCell is a French société anonyme registered with the registry of commerce and companies of Grasse under number 435 361 209 (the “Company”), the shares of which are listed on the regulated market of Euronext in Paris.

(B) The Purchaser contemplates to acquire a controlling stake in the Company from the Sellers and to launch a tender offer (offre publique d’achat) (the “Tender Offer”) on the rest of the Company’s share capital in accordance with the terms and conditions of the tender offer agreement entered into on the date hereof by the Purchaser and the Company (the “TOA”).

(C) The Sellers collectively own as at the date hereof 11,563,730 ordinary shares of the Company (the “Sellers’ Issued Shares”), each of a nominal value of EUR 0.20. Subject to the terms and conditions of this Agreement: (i) Mr. Stephane Boissel hereby undertakes to sign with the Purchaser a Free Shares Liquidity Agreement covering the 185,400 vested free shares of the Company (the “SB Vested Free Shares”) as well as the 52,700 unvested free shares of the Company held by him, (ii) YA II PN, Ltd. will convert 28 convertible notes into 1,866,666 shares of the Company (the “Yorkville Converted Shares”), (iii) Mr. Francois Meyer will exercise the 274,040 warrants against 274,040 shares of the Company (the “FM Converted Shares”), and (iv) the Sellers will sell to the Purchaser 13,519,036 ordinary shares of the Company in the aggregate (together with, the “Shares”), corresponding to the Sellers’ Issued Shares minus the SB Vested Shares plus the Yorkville Converted Shares plus the FM Converted Shares.

(D) The Purchaser has agreed to purchase the Shares from the Sellers, and the Sellers have agreed to sell their Shares to the Purchaser, on the terms and subject to the conditions of this Agreement (the “Acquisition”).

(E) The purpose of this Agreement is to set forth the terms and conditions of such purchase and sale of the Shares.

NOW, THEREFORE, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. In addition to such terms as are defined elsewhere in this Agreement, in this Agreement:

“Affiliate” shall mean, in relation to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, within the meaning of “control” under article L. 233-3 of the French Commercial Code (Code de commerce), provided that, as far as FCPR BIOAM, FCPR BIOAM 1B, FCPR Innobio, Bpifrance Investissement and Bpifrance Participations are concerned, the French Caisse des Dépôts shall not be considered as an Affiliate under this Agreement;

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“Agreement” shall have the meaning specified in the Preamble;

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in Paris, France, or San Francisco, California, U.S.A. or any other day on which commercial banking institutions in Paris, France or San Francisco, California, U.S.A. are authorized or required to close;

“Closing” shall have the meaning specified in Article 2.4;

“Closing Date” shall have the meaning specified in Article 2.4;

“Company” shall have the meaning specified in the Preamble;

“Company Shares” shall mean the ordinary shares, nominal value EUR 0.20, of the Company outstanding from time to time, including such shares that are held by the Company itself;

“Encumbrance” shall mean any pledge (nantissement or gage), mortgage (hypothèque), lien (privilège), ownership right (démembrement), as well as any option (or other commitment to sell), right of first refusal, pre-emption right, preferential subscription right (droit préférentiel de souscription), restriction on voting or receipt of income, or other security (sûreté) or other claim or right of any third party;

“Governmental Authorization” shall mean any approval, consent, permit, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any governmental authority or pursuant to any Law;

“Law” shall mean any law, statute, regulation, rule, ordinance, order or decree of any governmental authority (including any judicial or administrative interpretation thereof) in force, fully implemented and enforceable as of the date hereof;

“Material Adverse Change” or “Material Adverse Effect” shall mean any event, fact, matter, change or occurrence, which, individually or in the aggregate with any other such event, fact, matter, change or occurrence, is or may reasonably be expected to be materially adverse to the business, results, profits, financial condition, assets, properties, liabilities, operations or prospects of the Company. Notwithstanding the foregoing, no result, occurrence, fact, change, event or effect shall be taken into account in determining whether a Material Adverse Change or Effect has occurred to the extent resulting from changes affecting generally the industries or markets in which the Company operates (except to the extent adversely affecting the Company or its business in a disproportionate manner relative to other Persons operating in the industries or markets in which the Company operates);

“Notice” shall have the meaning specified in Article 5.3;

“Person” shall mean any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, organisation, labour union or other entity or Governmental Authority;

“Purchase Price” shall have the meaning specified in Article 2.2;

“Purchaser” shall have the meaning specified in the Preamble;

“Sellers” shall have the meaning specified in the Preamble;

“Shares” shall have the meaning specified in the Preamble; and

“Tender Offer” shall have the meaning specified in the Preamble.

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1.2 Principles of Interpretation. In this Agreement:

(a) All references herein to Articles and Exhibits shall be deemed references to Articles of, and Exhibits to this Agreement unless the context shall otherwise require. The descriptive headings to Articles and Exhibits are inserted for convenience only, and shall have no legal effect.

(b) The following rules of interpretation shall apply unless the context shall require otherwise:

(i) Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(ii) Whenever used in this Agreement:

(A) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(B) the words “hereof”, “herein” and similar words shall be construed as references to this Agreement as a whole and not just to the particular Article in which the reference appears.

(iii) A reference to a specific time of day shall be to local time in Paris, France.

(iv) Except when used with the word “either”, the word “or” shall have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word “or” shall be deemed to include the word “and”).

1.3 Nature of the Parties’ Obligations. The representations, warranties, covenants, agreements and other undertakings of the Purchaser and the Sellers set forth in this Agreement are all given or made by the Purchaser or the Sellers severally but not jointly (non solidairement) for all purposes of this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1 Agreement to Purchase and to Sell. Upon the terms and subject to the conditions set forth in this Agreement, at Closing, the Purchaser shall purchase from each Seller, and each Seller shall sell to the Purchaser, the number of Shares as set forth opposite such Seller’s name in the table appearing on Exhibit B free and clear of all Encumbrances, together with all rights and benefits now and hereafter attaching thereto, including the right to receive any dividends that could be declared in the future.

2.2 Purchase Price. The consideration to be paid by the Purchaser to the Sellers for the Shares shall be EUR 2.58 per Share (the “Purchase Price”), the aggregate price for all the Shares sold by each Seller being as set forth in Exhibit B.

Sellers will be paid a price supplement (the “Price Supplement”) if Purchaser were to offer a purchase price per share higher than the Purchase Price to the Company’s other shareholders in the Tender Offer or the indemnification of any squeeze out completed within a 12-month period following the Tender Offer, the Price Supplement being equal to the difference between such purchase price and the Purchase Price.

2.3 Pre-closing and Closing actions.

At the latest on the penultimate Business Day (the “Pre-Closing Date”) before the Closing Date:

(a) the Sellers shall deliver to the Purchaser:

(i) a certificate duly signed by the Company’s Directeur Général providing for the up-to-date number of outstanding Company Shares and voting rights as at the Closing Date, and a certificate duly signed by Société Générale Securities Services confirming the number of Shares respectively registered in pure registered form (nominatif pur), in administered form (nominatif administré) and in bearer form (au porteur);

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(ii) a copy of the extract of the minutes of the competent corporate bodies of each Seller authorizing, to the extent required by and in compliance with applicable Laws, the completion of the transaction contemplated herein;

(iii) satisfactory evidence that, subject to the occurrence of the Closing, (i) all agreements entered into between (x) any Seller or its affiliates and (y) the Company shall terminate immediately upon Closing with effective date as of the Closing Date, without any right or claim against the Company or its shareholders of any nature whatsoever remaining outstanding, and (ii) no amount is owed by, or other liability whatsoever is outstanding of, the Company to the Seller or its advisors, agents, affiliates or representatives;

(iv) the resignation letters from Bpifrance Investissement, Bpifrance Participations and Auriga Partners as directors of the Company and Mr. Laurent Arthaud and Mr. Laurent Higueret as board observers, with effect on the Closing Date, confirming that they have no claim of any kind against the Company and that no remuneration remains to be paid to him or her;

(b) The Company shall deliver to the Purchaser:

(i) waivers satisfactory to the Purchaser executed by Bpifrance Financement with respect to early repayment, change of control, default or other provisions triggered by the transactions contemplated herein of the loan agreements and subsidies entered into with the Company.

(ii) appropriate waivers executed by each holder of outstanding warrants or stock options issued by the Company which are out of the money, in accordance with Schedule 3.2 of the TOA;

(iii) appropriate undertakings, executed by each holder of warrants issued by the Company which are in the money, to exercise such warrants and tender the Company shares issued upon exercise of such warrants to the Tender Offer (subject to limitations strictly required in accordance with applicable law), in accordance with Schedule 3.2 of the TOA;

(iv) put and call options executed by the holders of “free shares” (actions gratuites) or rights to free shares, in accordance with Schedule 3.2 of the TOA (the “Free Shares Liquidity Agreement”);

(v) valid authorizations for import/export of human products and cells covering the new TX200 research program; and

(vi) valid declarations with respect to the activities of preparation and storage of human tissues and cells.

2.4 Closing.

(a) Provided that (x) the conditions to the obligations of the Purchaser set forth in Article VI have been satisfied or waived by the Purchaser, and (y) this Agreement has not been previously terminated pursuant to Article VIII, the consummation of the sale and purchase of the Shares (the “Closing”) shall take place at the offices of Jones Day in Paris on the date which is five Business Days after the date on which all the Conditions Precedent set forth in Article VI are satisfied or waived by the Purchaser, or at such other time of day or date as the Purchaser and the Sellers may agree in writing. The date on which the Closing shall take place is referred to herein as the “Closing Date”.

(b) At Closing, each Seller shall (i) deliver to the Purchaser a transfer form (ordre de mouvement) duly signed by such Seller in favor of the Purchaser in respect of the Shares owned by such Seller or give its custodian all appropriate transfer instructions for the transfer of the Shares owned by such Seller to the Purchaser in the proportions set forth in Exhibit B in accordance with the relevant Euroclear procedure for delivery against payment (livraison contre règlement); and (ii) deliver to the Purchaser related Cerfa 2759 tax forms duly signed by such Seller.

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(c) The Shares shall be transferred off-market in accordance with the French financial and monetary code and the regulation of the AMF.

(d) As a consequence, on the Closing Date, the full ownership (propriété and jouissance) of the Shares shall be transferred to the Purchaser on the Closing Date against simultaneous settlement and due payment of the Purchase Price owed to the Sellers in accordance with the provisions of this Section 2.3.

(e) At Closing, YA II PN, Ltd. shall transfer to the Company for an aggregate consideration of 1 euro, and the Company shall immediately thereafter cancel, 84 warrants giving access to notes convertible into shares with share subscription warrants attached and 1,236,350 share subscription warrants.

(f) At Closing:

(i) the Purchaser shall initiate an irrevocable electronic wire transfer of immediately available funds in an amount equal to the portion of the Purchase Price set forth in Exhibit B, to the bank account of the relevant Seller which details are set out in Exhibit B, against delivery of the Shares through a “delivery against payment” off-market transaction;

(ii) the Purchaser shall request the valid registration in pure registered form (nominatif pur) of the Shares in the name of the Purchaser in the books of the Company managed by Société Générale Securities Services.

(g) All matters at the Closing will be deemed to take place simultaneously, and no action or delivery of any document required to be completed at or in connection with the Closing will be deemed complete until all transactions and deliveries of documents required by this Agreement to be completed at or in connection with the Closing are completed. No Party shall be under any obligation to complete the transaction contemplated herein as long as all the closing deliveries, closing actions and obligations provided in this Section 2.4 are fully complied with. All matters at the Pre-Closing will be considered to take place simultaneously with the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Each Seller hereby individually represents and warrants to the Purchaser that, as to itself, the following information is true and correct as at the date hereof and will be true and correct as at the Closing Date:

(a) Such Seller is the lawful and sole owner of the Shares set forth opposite such Seller’s name in the table appearing on Exhibit B, fully paid up, validly issued, free and clear of all Encumbrances. Such Sellers’ Shares may be freely transferred with good title thereto to the Purchaser.

(b) To the extent such Seller is a legal entity, such Seller is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation. The entering into of this Agreement and the performance of such Seller’s obligations hereunder have been duly authorized by all necessary corporate, partnership or similar action and proceedings on the part of such Seller. No step has been taken or legal proceeding started against such Seller for its winding-up, liquidation, bankruptcy or dissolution under applicable Laws, nor is such Seller insolvent (cessation des paiements). No step has been taken to initiate any legal proceeding as a result of which (i) the ability of the creditors of such Seller to take any action to enforce their debts is suspended, restricted or prevented, or (ii) a third party is appointed to manage the affairs, business and assets of such Seller on behalf of its creditors.

(c) Such Seller has the capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

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(d) This Agreement has been duly signed by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

(e) No Governmental Authorization is required to be made or obtained by such Seller prior to the Closing in connection with: (a) the entering into of this Agreement by such Seller, (b) the performance by such Seller of its obligations hereunder, or (c) the consummation of any of the transactions contemplated by this Agreement, except for the avoidance of doubt, the condition precedent referred to under Section 6.1 of this Agreement. Compliance with the terms of this Agreement will not breach or constitute a default under any agreement or instrument to which such Seller is a party or by which it is bound or any Law applicable to such Seller.

(f) Such Seller’s Shares as set forth opposite such Seller’s name in Exhibit B represent all the financial instruments issued by the Company and owned by such Seller or its Affiliates, it being specified that (y) as far as YA II PN, Ltd. is concerned (i) 280,000 Shares are held as at the date hereof and 1,866,666 additional Shares will be held as at the Closing Date upon conversion of 28 notes convertible into shares currently held by YA II PN, Ltd. and (ii) 84 warrants giving access to notes convertible into shares with share subscription warrants attached and 1,236,350 share subscription warrants will be transferred on the Closing Date for an aggregate consideration of 1 euro by YA II PN, Ltd. to the Company in order to be immediately thereafter cancelled by the Company, such Shares, warrants and share subscription warrants representing all of the financial instruments issued by the Company and owned by such YA II PN, Ltd. or its Affiliates, (y) as far as Mr. Francois Meyer is concerned 115,251 Shares are held as at the date hereof and 274,040 additional Shares will be held as at the Closing Date upon exercise of the 274,040 share subscription warrants he holds as at the Date hereof, and (z) as far as Mr. Stephane Boissel is concerned 218,400 shares of the Company and 52,700 unvested free shares of the Company are held as at the Date hereof, it being agreed that Mr. Stephane Boissel hereby commits to execute on Closing Date at the latest a Free Shares Liquidity Agreement in respect of (i) the SB Vested Free Shares and (ii) the 52,700 unvested free shares of the Company held by him as at the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers that the following information is true and correct as at the date hereof and will be true and correct as at the Closing Date:

4.1 Purchaser’s Organization and Due Authorization.

(a) The Purchaser is a company duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation. The Purchaser has the corporate capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) The entering into of this Agreement and the performance of the Purchaser’s obligations hereunder have been duly authorized by all necessary corporate action and proceedings on the part of the Purchaser.

(c) This Agreement has been duly signed by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

4.2 Governmental Authorizations. No Governmental Authorization is required to be made or obtained by the Purchaser prior to the Closing in connection with: (a) the entering into of this Agreement by the Purchaser, (b) the performance by the Purchaser of its obligations hereunder, or (c) the consummation of any of the transactions contemplated by this Agreement.

4.3 Financing of the Transactions Contemplated under this Agreement. The financing of the acquisition by the Purchaser of the Shares does not come from drug trafficking nor organized criminal activities and the Purchaser is in compliance with all applicable Laws relating to anti-money laundering.

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ARTICLE V

PRE-CLOSING COVENANTS

During the period from the date of this Agreement through the Closing (or the earlier termination of this Agreement pursuant to Article VIII), each Seller (i) shall, and shall procure that none of its officers, directors or Affiliates, nor anyone acting on behalf of such Seller or any of its Affiliates shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with any Person (other than the Purchaser and its representatives and professional advisors), or provide any information to any potential purchaser (other than the Purchaser and its representatives and professional advisors), concerning any purchase or sale of shares, merger, sale of substantially all of the assets or similar transaction involving the Companies, and (ii) undertakes not interfere with the management of the Company in the ordinary course, to the extent such interference would reasonably be expected to adversely affect the Company or the completion of the transactions contemplated hereby.

ARTICLE VI

CONDITIONS PRECEDENT

The obligation of the Purchaser to take the actions required to be taken by it at the Closing is subject to:

6.1 (x) the confirmation by the French Ministry of Economy, following a Demande de rescrit au titre des articles L.151-3 et R.153-7 du code monétaire et financier, that the transaction contemplated herein and in the Tender Offer are not subject to any authorization pursuant to and do not fall within the scope of article L.151-3 of the code monétaire et financier, or, alternatively (y) if the condition referred to in (x) is not satisfied, the authorization by the French Ministry of Economy of the transactions contemplated herein and in the Tender Offer pursuant to article L.151-3 of the code monétaire et financier, and more generally pursuant to Laws applicable to foreign investments in France, provided that the Purchaser shall use its commercially reasonable efforts to satisfy any commitments that may be requested by the Ministry of Economy to promptly obtain the foreign investment control clearance and shall promptly keep the Company informed of any material development in respect of the foregoing;

6.2 the absence of any Material Adverse Change since December 31, 2017, or any change, effect, event or occurrence existing or having occurred since December 31, 2017 that will, or that could reasonably be expected to, result in a Material Adverse Change;

6.3 the delivery to the Purchaser of the Favorable Report and the Final Board Recommendation (as such terms are defined in the TOA);

6.4 the granting of appropriate waivers to change of control and/or repayment provisions of the agreements entered into by the Company listed in Exhibit C, which would be triggered by the announcement or completion of the transactions contemplated hereby; and

6.5 the express or tacit unconditional clearance by the competent governmental authorities with respect to performance by the Company of activities of preparation and storage of human tissues and cells

(each a “Condition Precedent” and collectively, “the “Conditions Precedent”).

The Parties undertake to cooperate and use their commercially reasonable efforts to take (or cause to be taken) and to carry out (or cause to be carried out) all actions necessary or reasonably useful to satisfy the Condition Precedents as promptly as feasible. Such conditions may be waived by the Purchaser at its sole discretion. The Parties shall keep each other informed (and share documents accordingly) of the evolution of the process of obtaining the satisfaction of the Conditions Precedent. The Parties shall however in no case be responsible for obtaining the approval referred to in (a) above and the Purchaser shall in no case bear any consequences of the default of satisfaction of any of the Conditions Precedents on the stock market or on the affairs of the Company or its shareholders.

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ARTICLE VII

INDEMNIFICATION

7.1 Repayment obligations of the Sellers. Subject to and in accordance with the provisions of this Article VII, each Seller shall pay to the Purchaser as a repayment of a portion of, and adjustment to, the purchase price, on a euro for euro basis (without the application of any valuation multiple), the amount of any Losses suffered or incurred by the Purchaser or the Company resulting from the failure of any representation or warranty made by such Seller pursuant to Article III, to be true and accurate at the date on which such representations and warranties are made in accordance with the terms hereof.

7.2 Indemnification Obligations of the Purchaser. Subject to and in accordance with the provisions of this Article VII, the Purchaser shall indemnify the Seller from and against, and pay or reimburse the Seller for, all Losses suffered or incurred by the Seller or Group Companies arising or resulting from the failure of any representation or warranty made by the Purchaser pursuant to Article IV, to be true and accurate at the date on which such representations and warranties are made in accordance with the terms hereof.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by the written agreement of the Purchaser and the Sellers;

(b) by either the Purchaser or the Sellers if a court of competent jurisdiction or any Governmental Authority shall have issued an order or other judgment or taken any other action (which order or other judgment the Parties hereto shall use their commercially reasonable endeavors to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement;

(c) by either the Purchaser or the Sellers if the TOA is terminated in accordance with its terms; or

(d) by either the Purchaser or the Sellers if the Closing shall not have occurred on or prior to November 30, 2018, unless such eventuality shall be due to the breach by the Party seeking to terminate this Agreement of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by such Party prior thereto.

8.2 Effect of Termination. Upon any termination of this Agreement pursuant to Section 8.1, all further obligations of the Parties hereunder, other than pursuant to Sections 9.3 (Confidentiality), 9.4 (Costs and Expenses), 9.5 (Brokers and Finders) and 9.12 (Governing Law and Submission to Jurisdiction; Arbitration Proceedings), and as provided in the Confidentiality Agreement, shall terminate, except that nothing herein shall relieve any Party from liability for any antecedent breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Further Actions. Subject to the terms and conditions herein provided, each Party shall use its commercially reasonable endeavors to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

9.2 Attorney. For the purpose of article 1161 of the French civil code, each Party represented for the purpose of this Agreement has expressly authorized, as the case may be, its attorney to act as representative of any other Party.

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9.3 Confidentiality. The Parties expressly acknowledge that this Agreement is confidential and consequently agree not to disclose any part of it to any third party, other than (i) as required pursuant to applicable laws and regulations or (ii) to the competent judicial and tax authorities, subject to the express condition that any such disclosure be made necessary by the regulations in force or by an alleged violation of this Agreement by one of the Parties.

9.4 Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as may otherwise be expressly provided herein, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall bear its own expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the transactions contemplated herein.

9.5 Brokers and Finders.

(a) Each Seller (on a pro rata basis) shall defend and hold the Purchaser and the Company harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against the Purchaser (or any Affiliate of the Purchaser, including the Company) by any broker or other Person who claims to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the entering into of this Agreement, or the consummation of the transactions contemplated hereby, by reason of its acting at the request of a Seller.

(b) The Purchaser shall defend and hold the Sellers harmless against and in respect of all claims, losses, liabilities, fees, costs and expenses which may be asserted against the Sellers by any broker or other Person who claims to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the entering into of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Purchaser or any of its Affiliates (excluding the Company).

9.6 Notices. All notices and other communications required or authorized hereunder shall be in writing in the French or English language and validly made if either delivered by hand upon written receipt, via courier or sent by registered letter (return receipt requested) or e-mail (provided that, in case of an e-mail, either (i) it is confirmed by same day registered letter, return receipt requested or courier on expedited basis for notices sent across international boundaries or (ii) its receipt is acknowledged by the receiving Party (an automatic reply will not be deemed such an acknowledgment)), at the addresses set forth below:

- if to the Purchaser, to:

Sangamo Therapeutics, Inc.

501 Canal Blvd, Richmond, CA 94804, United States of America

Attention:

Kathy Yi

SVP and CFO

kyi@sangamo.com

Heather Turner

SVP and General Counsel

hturner@sangamo.com

and

Melita Sun Jung

VP and Head of Business Development

mjung@sangamo.com

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With a copy (which will not constitute notice) to:

Hogan Lovells

17 avenue Matignon, 75008 Paris, France

Attention: Keith Flaum and Xavier Doumen

Email: keith.flaum@hoganlovells.com and xavier.doumen@hoganlovells.com

- if to the Sellers, to:                         the relevant Seller’s address set forth in Exhibit A.

Any change in address or representative for purposes hereof shall be notified by the Party concerned to the other Parties as provided above. Notices and other communications sent by e-mail shall be deemed effective as of the date thereof, provided that either (i) it is confirmed by same day registered letter, return receipt requested or courier on expedited basis for notices sent across international boundaries or (ii) the e-mail’s receipt is acknowledged by the receiving Party (an automatic reply will not be deemed such an acknowledgment). Notices and other communications delivered via courier shall be effective as of their date of delivery, as evidenced by the delivery receipt. Notices and other communications sent by registered mail, return receipt requested, shall be effective as of their date of first presentation to the addressee.

9.7 Entire Agreement. This Agreement represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement may be used to show the intent of the Parties in connection with this Agreement or shall otherwise be admissible into evidence in any proceeding or other legal action involving this Agreement.

9.8 No Assignment. None of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, the Purchaser shall have the unrestricted right to assign any of its rights and to delegate all or any part of its obligations hereunder to any Affiliate, provide that in such event (i) the Purchaser shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement and (ii) such Affiliate shall comply with the KYC and anti-money laundering requirements requested by the Sellers.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.10 Amendments and Waivers. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties hereto referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

9.11 Transfer Taxes. Any transfer or stamp taxes (including any droits d’enregistrement) or similar levies that may become payable as a result of the signing of this Agreement or the transfer of the Shares pursuant hereto shall be borne by the Purchaser and shall be paid on a timely basis in compliance with all statutory requirements. The Purchaser shall provide the Sellers with evidence of the payment of any such taxes or levies promptly upon the written request of the Sellers.

9.12 Governing Law and Submission to Jurisdiction. This Agreement shall be governed as to its validity, interpretation and performance by the laws of France, and any dispute arising in connection with the Agreement and its exhibits or as a result or consequence thereof not otherwise settled shall be subject to the exclusive jurisdiction of the Paris courts (tribunaux compétents du ressort de la cour d’appel de Paris).

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The Parties acknowledge that, pursuant to the terms of this Agreement, they are bound by certain undertakings. As a consequence, and in accordance with article 1124 of the French civil code, each Party acknowledges that in case of any withdrawal or non-performance of an undertaking, it will not prevent the underlying agreement to be valid.

Each Party acknowledges accordingly that (i) the beneficiary of any right shall, in any case, be entitled to seek specific performance (exécution forcée) without prejudice to any additional compensation (dommages et intérêts complémentaires) and (ii) by exception to article 1221 of the French civil code, (x) there exists no physical, legal nor moral obstacle that would prevent such specific performance (exécution forcée) to take place and (y) each Party may in any case be entitled to pursue specific performance (exécution forcée) even if an obvious disproportion between the cost of the performance of its obligation for the debtor and the interest of the beneficiary (for the purpose of article 1221 of the French civil code) would result from such specific performance (exécution forcée).

Made on July 20, 2018, in eleven (11) original copies.

[signature pages to follow]

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FCPR Auriga Ventures II /s/ Sébastien Descarpentries By: Auriga Partners Itself represented by: Mr. Sébastien Descarpentries

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FCPR BIOAM /s/ Philippe Boucheron By: Bpifrance Investissement Itself represented by: Mr. Philippe Boucheron Title:	FCPR BIOAM 1B /s/ Philippe Boucheron By: Bpifrance Investissement Itself represented by: Mr. Philippe Boucheron Title:

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FCPR INNOBIO /s/ Laurent Arthaud By: Bpifrance Investissement Itself represented by: Mr. Laurent Arthaud Title: Managing Director

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Bpifrance Participations /s/ Maïlys Ferrère By: Mrs Maïlys Ferrère Title: Head of Large Venture

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Belsize Asset Management GmbH /s/ Gilbert Gerber By: Mr. Gilbert Gerber Title: CEO

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François Meyer

/s/ François Meyer

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Stéphane Boissel

/s/ Stéphane Boissel

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YA II PN, Ltd

/s/ Ed Schinik
By: Yorkville Advisors Global, LP Itself represented by: Yorkville Advisors Global II, LLC Itself represented by: Ed Schinik Title: Chief Financial Officer

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TxCell /s/ Stéphane Boissel By: Stéphane Boissel Title: directeur général

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Sangamo Therapeutics, Inc.

/s/ Sandy Macrae By: Sandy Macrae Title: CEO

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Exhibit A

Sellers

Exhibit B

Purchase Price

Exhibit C

Consents